Exhibit 3.3

               ATTACHMENT TO ARTICLES OF AMENDMENT TO ARTICLES OF
                 INCORPORATION OF QUEST MINERALS & MINING CORP.

         The following shall be inserted at the end of Article IV - Authorized
Shares:

              "Section B - Designation of Series B Preferred Stock
              ----------------------------------------------------

         The Board (as defined below) hereby establishes and designates a class of 1,600,000 shares of its preferred stock, $0.001 par value per share, designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock"). The rights, preferences, and privileges of the Series B Preferred Stock relative to those of the common stock, par value $0.001 per share, of the Corporation (the "Common Stock") and the Series A Convertible Stock, par value $.001 per share of the Corporation (the "Series A Preferred Stock") are set forth in this Article IV, Section B.

1. Definitions. For purposes of this Article IV, Section B the following definitions shall apply and shall be equally applicable to both the singular and plural forms of the defined terms:

         1.1. "Affiliate" of any Person shall mean any Person who directly or indirectly controls, is controlled by, or is under common control with, the indicated Person. For the purposes of this definition, "control" has the meaning specified as of the date hereof for that word in Rule 405 promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

         1.2.     "Board" shall mean the Board of Directors of the Corporation.

         1.3.     "Conversion Rights" shall have the meaning set forth in
Section 6 below.

         1.4. "Conversion Stock" shall mean the Common Stock into which the Series B Preferred Stock is convertible and the Common Stock issued upon such conversion.

         1.5. "Corporation" shall mean Quest Minerals & Mining Corp., a Utah corporation.

         1.6. "Convertible Securities" shall mean evidences of indebtedness, shares of stock or other securities that are at any time, directly or indirectly, convertible into, exercisable for, or exchangeable for Common Stock.

         1.7. "Liquidation Price" shall mean the sum of (i) the Stated Value per share of Series B Preferred Stock, plus (ii) unpaid dividends thereon, if declared and unpaid, up to and including the date full payment shall be tendered to the holders of Series B Preferred Stock.

         1.8. "Person" shall include all natural persons, corporations, business trusts, associations, limited liability companies, partnerships, joint ventures and other entities, governments, agencies and political subdivisions.

         1.9. "Series B Conversion Price" shall have the meaning set forth in Section 6.1 below.

         1.10. "Stated Value" shall mean $2.50 (subject to appropriate adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations, and like occurrences and dividends and other distributions on

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such stock payable in shares of Series B Preferred Stock or Common Stock).

2. Voting Rights. In addition to the other rights provided in this Article IV, Section B, by agreement or by law, the holders of the Series B Preferred Stock, Series A Preferred Stock, and the holders of the Common Stock shall vote together as a single class on all actions to be taken by the shareholders of the Corporation. At all meetings of the shareholders of the Corporation and in the case of any actions of shareholders in lieu of a meeting, each holder of the Series B Preferred Stock shall have that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number) into which such holder's shares of Series B Preferred Stock are then convertible, as provided in Section 6, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected.

3. Dividends. The holders of each share of the Series B Preferred Stock then outstanding shall be entitled to receive a pro-rata portion, on an as-if converted basis, with the Series A Preferred Stock, of any dividends payable on Common Stock. Dividends on shares of capital stock of the Corporation shall be payable, whether payable in cash or other property, only out of funds legally available therefor. Whenever a dividend provided for in this Section 3 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

4.       Liquidation Rights.
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         4.1.     Preference of Series B Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, on a pari passu basis with the Series A Preferred Stock, and before any payment, declaration, or setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to the Liquidation Price per share of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up. If, upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be insufficient to permit the payment to such shareholders of the full Liquidation Price, then all of the assets of the Corporation shall be distributed solely and ratably to the holders of the Series A Preferred Stock and the Series B Preferred Stock on a pari passu basis.

         4.2. Remaining Assets. If the assets of the Corporation available for distribution to the Corporation's shareholders exceed the aggregate amount payable to the holders of the Series A Preferred Stock and the Series B Preferred Stock pursuant to Section 4.1 hereof, then after the payments required by Section 4.1 shall have been made the Corporation's remaining assets shall be distributed pro rata, on a per share basis, among the holders of the Common Stock, the holders of the Series A Preferred Stock on an as-if converted basis, and the holders of the Series B Preferred Stock on an as-if converted basis.

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         4.3.     Reorganization; Sale of Assets. (i) The merger, acquisition, or consolidation of the Corporation into or with any other entity or entities in which the Corporation is not the surviving entity or which results in the exchange of outstanding shares of capital stock of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or Affiliate thereof pursuant to which the shareholders of the Corporation immediately prior to the transaction do not own a majority of the outstanding shares of capital stock of the surviving corporation immediately after the transaction, (ii) the effectuation by the Corporation of a transaction or series of related transactions in which 50% or more of the voting power of the Corporation is disposed of, and (iii) any sale, lease, license (on an exclusive basis) or transfer by the Corporation of all or substantially all its assets, shall each be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 4 (unless waived by the affirmative vote of holders of at least sixty percent (60%) of the then outstanding shares of the Series B Preferred Stock (voting together as a single class outstanding)), and all of the provisions of this Section 4 shall apply to any such transaction(s). In connection therewith, the consideration to be received by shareholders of the Corporation shall be apportioned as though first received by the Corporation and then distributed in liquidation thereof.

         4.4. Notice. Written notice of such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given by mail, postage prepaid, or by telephone facsimile to non-U.S. residents, not less than twenty (20) days prior to the payment date stated therein, to the holders of record of Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

         4.5. Determination of Consideration. To the extent any distribution pursuant to Section 4.1 or Section 4.2 consists of property other than cash, the value thereof shall, for purposes of Section 4.1 or Section 4.2, be the fair value at the time of such distributions as determined in good faith by the Board.

         4.6. Conversion Prior to Liquidating Distributions. Any holder of Series B Preferred Stock may, at its option, convert all or a portion of its shares into Common Stock upon a liquidation, dissolution or winding up of the Corporation and thereby receive distributions with the holders of the Common Stock in lieu of receiving distributions as a holder of the Series B Preferred Stock.

5.       Redemption Rights. None.

6. Conversion. The holders of the Series B Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

         6.1. Optional Conversion of the Series B Preferred Stock. Any or all shares of the Series B Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the first issuance of shares of Series B Preferred Stock by the Corporation and from time to time, at the office of the Corporation or any transfer agent for the Common Stock, into such whole number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.50 by the Series B Conversion Price (determined as hereinafter provided) in effect at the time of conversion and then multiplying such quotient by the number of shares of Series B Preferred Stock to be converted. The conversion price at which shares of Common Stock shall be deliverable upon conversion without the payment of any additional consideration by the holder

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thereof shall at the time of the filing of this Article IV, Section B initially be $2.50 (the "Series B Conversion Price"). Such initial Series B Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series B Preferred Stock is convertible, as hereinafter provided.

         6.2. Automatic Conversion of the Series B Preferred Stock. If at any time during any period of fifteen (15) consecutive trading days, the average closing price per share of the Common Stock, as reported on a national securities exchange, the NASDAQ NMS or Small Cap Market, or the OTC Bulletin Board, equals or exceeds 4.00 (subject to appropriate adjustment to reflect stock splits, stock dividends, reorganizations and other capitalization changes, and all other events contemplated in Section 6.6), then effective upon the expiration of such fifteen (15) consecutive trading days, all outstanding shares of Series B Preferred Stock shall automatically convert into shares of Common Stock as provided for in Section 6.1.

         6.3. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose). Such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon such aggregate conversion.

         6.4. Mechanics of Optional Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by such holder's attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give at least five (5) days' prior written notice to the Corporation at such office that such holder elects to convert the same or such portion thereof as such holder elects to convert and shall state therein such holder's name or the name of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series B Preferred Stock, or to such holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. From and after such date, all rights of the holder with respect to the Series B Preferred Stock so converted shall terminate, except only the right of such holder, upon the surrender of his, her or its certificate or certificates therefor, to receive certificates for the number of shares of Common Stock issuable upon conversion thereof. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series B Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of the Series B Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the record holder thereof to all rights in respect of the shares of Series B Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

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         6.5.     Mechanics of Automatic Conversion. The Corporation shall use reasonable efforts to provide all holders of record of shares of Series B Preferred Stock with at least twenty (20) days' prior written notice of the anticipated date of any automatic conversion referenced in Section 6.2 and at least five (5) days' prior written notice of the actual date of such conversion. Each such notice shall designate a place for automatic conversion of all of the shares of such Series B Preferred Stock. Such notices will be sent by mail, first class, postage prepaid to each record holder of Series B Preferred Stock at such holder's address appearing on the Corporation's stock register, or by overnight courier service in the case of the notice prior to the actual date of conversion. On or before the date fixed for conversion, each holder of shares of Series B Preferred Stock shall surrender such holder's certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock or other securities to which such holder is entitled. Failure to provide such notice shall not affect the validity of automatic conversion hereunder. On the date fixed for conversion, all rights with respect to the Series B Preferred Stock will terminate, except only (i) any rights to receive declared but unpaid dividends with a record date preceding the date of conversion, and (ii) the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock or other securities into which such Series B Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by her, his or its attorney duly authorized in writing. All certificates evidencing shares of Series B Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series B Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such automatic conversion and the surrender of the certificate or certificates for Series B Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or to her, his or its written order, a certificate or certificates for the number of full shares of Common Stock or other securities issuable on such conversion in accordance with the provisions hereof.

         6.6. Certain Adjustments to Conversion Price for Stock Splits, Dividends, Mergers, Reorganizations, Etc.

                  A. Adjustment for Stock Splits, Stock Dividends and Combinations of Common Stock. In the event the outstanding shares of Common Stock shall, after the filing of this Article IV, Section B, be subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Series B Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall be adjusted so that the registered holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Common Stock and other securities which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (A) shall become effective immediately after the record date in the case of a dividend or other distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

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                  B.       Adjustment for Merger or Reorganization, Etc. In the
event of a reclassification, reorganization or exchange (other than described in Section 6.6(A) above) or any merger, acquisition, consolidation or reorganization of the Corporation with another Corporation (other than a merger, acquisition or other consolidation or reorganization as defined in Section 4.3, which shall be considered a liquidation pursuant to Section 4 above), each share of Series B Preferred Stock shall thereafter be convertible into the kind and number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Series B Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event; and, in any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the applicable Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

                  C. Adjustments for Other Dividends and Distributions. In the event the Corporation, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, evidences of indebtedness, assets (including cash), or rights, options, warrants or Convertible Securities, then and in each such event (unless the holders of Series B Preferred Stock receive a comparable dividend or distribution under
Section 3), provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities, evidences of indebtedness, assets (including cash), or rights, options, warrants or Convertible Securities of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock immediately prior to the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities, evidences of indebtedness, assets (including cash), or rights, options, warrants or Convertible Securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6.6 with respect to the rights or the holders of the Series B Preferred Stock. Any adjustment contemplated by this paragraph (C) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or other distribution.

         6.7. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any capital reorganization of the Corporation, any reclassification or recapitalization of the Corporation's capital stock, any consolidation or merger with or into another Corporation, any transfer of all or substantially all of the assets of the Corporation or any dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least ten (10) days prior to the date specified for the taking of a record, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

         6.8. Additional Notices. In the event the Corporation shall propose to take any action of the types described in Section 6.6 the Corporation shall give notice to each holder of shares of Series B Preferred Stock, which notice

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shall specify the record date, if any, with respect to such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be at the date of such notice) on the Series B Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series B Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least ten (10) days prior to the taking of such proposed action.

         6.9. Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect (a) conversion of the Series B Preferred Stock and (b) issuance of Common Stock pursuant to any outstanding option, warrant, or other rights to acquire Common Stock.

         6.10. Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock, other than any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

7. No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

8. Notices. Unless otherwise specified in the Corporation's Articles of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any holder of Series B Preferred Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

9. No Preemptive Rights. Shareholders shall have no preemptive rights except as granted by the Corporation pursuant to written agreements."


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